EXHIBIT 23.1


                     Consent of Independent Auditors



The Board of Directors
Thomas Nelson, Inc.

We consent to incorporation by reference in the Registration Statement on Form S-8 of Thomas Nelson, Inc. ("the Company") of our report dated May 7, 2003, related to the consolidated balance sheet of Thomas Nelson, Inc. as of March 31, 2003, and the related consolidated statement of operations, shareholders' equity and comprehensive income and cash flows for the year then ended, and related schedule, which report appears in the March 31, 2003 annual report on Form 10-K of Thomas Nelson, Inc.

The consolidated financial statements for each of the years ended March 31, 2002 and 2001 were audited by other auditors who have ceased operations.
Those auditors expressed an unqualified opinion on those consolidated financial statements and related schedule.

As described in Note T to the consolidated financial statements, the Company began disclosing two reportable segments in 2003, and the amounts in the 2002 and 2001 consolidated financial statements relating to reportable segments have been restated to conform to the 2003 composition of reportable segments.

Also, as explained in Note A to the consolidated financial statements, upon adoption of a new accounting pronouncement, effective April 1, 2001, the Company changed its method of accounting for goodwill and other intangible assets.


/s/ KPMG LLP

Nashville, Tennessee
April 13, 2004